Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2023 SECOND QUARTER RESULTS

NEW YORK, NY – July 24, 2023 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter ended June 30, 2023.

2023 Second Quarter Highlights

•	Net income was $14.2 million, or $0.62 per share, compared to $13.3 million, or $0.54 per share, in the prior year quarter.

•	$10.6 million of cash collected on taxi medallion-related assets, with recoveries resulting in earnings of $0.22 per share.

•	Net interest income grew 20% to $46.7 million from $38.9 million in the prior year quarter.

•	Net interest margin on net loans was 8.77%, compared to 9.07% in the prior year quarter, and on gross loans it was 8.48%, compared to 8.78% in the prior year quarter.

•	Loan originations were $346 million, compared to $305 million in the prior year quarter.

•	The credit loss provision increased to $8.5 million from $7.8 million in the prior year quarter.

•	Total assets grew to an all-time high of $2.5 billion at June 30, 2023, a 19% increase over June 30, 2022.

•	The Company declared and paid a quarterly cash dividend of $0.08 per share.

Executive Commentary – Andrew Murstein, President of Medallion

“We are very pleased with our second quarter results. Net interest income grew 20% over the prior year quarter and importantly grew 7% from just one quarter ago. As we have been saying since interest rates started to increase, we believe we will be able to manage through the current interest rate environment by growing our loan portfolio and passing along a portion of those increases. Our consumer teams originated over $300 million of loans in the quarter, which is a record second quarter for us, and led to our loan portfolio exceeding $2 billion for the first time in our history. We had another strong quarter of cash collections related to our medallion assets, with over $10 million collected. This helped us deliver one of our strongest quarters ever, with earnings per share of $0.62.”

Business Segment Highlights

Recreation Lending Segment

•	Originations were $190.0 million during the quarter, compared to $170.2 million a year ago.

•	Recreation loans grew 21% to $1.3 billion as of June 30, 2023, compared to $1.1 billion a year ago.

•	Recreation loans were 62% of total loans as of June 30, 2023, compared to 63% a year ago.

•	Net interest income grew 14% to $33.5 million for the quarter, from $29.4 million in the prior year quarter.

•	The average interest rate was 14.62% at quarter-end, compared to 14.23% a year ago.

•	Recreation loans 90 days or more past due were $5.0 million, or 0.39% of gross recreation loans, as of June 30, 2023, compared to $3.8 million, or 0.36%, a year ago.

Home Improvement Lending Segment

•	Originations were $117.0 million during the quarter, compared to $105.2 million a year ago.

•	Home improvement loans grew 38% to $728.5 million as of June 30, 2023, compared to $526.3 million a year ago.

•	Home improvement loans were 34% of total loans as of June 30, 2023, compared to 30% a year ago.

•	Net interest income grew 24% to $11.1 million for the quarter, from $9.0 million in the prior year quarter.

•	The average interest rate was 9.21% at quarter-end, compared to 8.50% a year ago.

•	Home improvement loans 90 days or more past due were $1.1 million, or 0.16% of gross home improvement loans, as of June 30, 2023, compared to $0.4 million, or 0.07%, a year ago.

Commercial Lending Segment

•	Commercial loans were $92.6 million at June 30, 2023, compared to $96.9 million a year ago.

•	The average interest rate on the portfolio was 12.64%, compared to 12.33% a year ago.

Medallion Lending Segment

•	The Company collected $10.6 million of cash on taxi medallion-related assets during the quarter.

•

Total net taxi medallion assets declined to $17.7 million (comprised of $1.6 million of loans net of allowance for credit losses and $16.1 million of loan collateral in process of foreclosure), a 43% reduction from a year ago, and represented less than 1% of the Company’s total assets, as of June 30, 2023.

Capital Allocation

Quarterly Dividend

•	The Board of Directors declared a quarterly cash dividend of $0.08 per share payable on August 31, 2023 to shareholders of record at the close of business on August 15, 2023.

Conference Call Information

The Company will host a conference call to discuss its second quarter financial results tomorrow, Tuesday, July 25, 2023, at 9:00 a.m. Eastern time.

As part of its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

•	Date: Tuesday, July 25, 2023

•	Time: 9:00 a.m. Eastern time

•	U.S. dial-in number: (877) 407-0789

•	International dial-in number: (201) 689-8562

•	Live webcast: Link to Webcast of 2Q23 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company’s IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Tuesday, August 1.

•	U.S. dial-in number: (844) 512-2921

•	International dial-in number: (412) 317-6671

•	Passcode: 1374 0079

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2022 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	June 30, 2023	December 31, 2022	June 30, 2022
Assets
Cash, cash equivalents, and federal funds sold	$124,554	$105,598	$126,330
Equity investments and investment securities	65,096	58,785	61,300
Loans	2,156,998	1,916,953	1,734,621
Allowance for credit losses	(74,971)	(63,845)	(59,152)

Net loans receivable	2,082,027	1,853,108	1,675,469

Goodwill and intangible assets	172,118	172,838	173,562
Loan collateral in process of foreclosure	16,803	21,819	26,974
Other assets	58,539	47,731	48,496

Total assets	$2,519,137	$2,259,879	$2,112,131

Liabilities
Deposits	$1,813,785	$1,607,110	$1,469,241
Long-term debt	178,128	214,320	219,377
Short-term borrowings	67,880	5,000	—
Deferred tax liabilities and other tax payables	26,840	26,753	24,048
Operating lease liabilities	7,629	8,408	9,078
Accounts payable and other liabilities	37,111	27,764	27,546

Total liabilities	2,131,373	1,889,355	1,749,290

Commitments and contingencies
Total stockholders’ equity	318,976	301,736	294,053
Non-controlling interest in consolidated subsidiaries	68,788	68,788	68,788

Total equity	387,764	370,524	362,841

Total liabilities and equity	$2,519,137	$2,259,879	$2,112,131

Number of shares outstanding	23,345,017	23,061,673	24,239,320

Book value per share	$13.66	$13.08	$12.13

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except share and per share data)	2023	2022	2023	2022
Total interest income	$61,726	$47,111	$117,568	$90,414
Total interest expense	15,035	8,230	27,275	15,605

Net interest income	46,691	38,881	90,293	74,809

Provision for loan losses	8,476	7,759	12,514	10,999

Net interest income after provision for loan losses	38,215	31,122	77,779	63,810

Other income (loss)
Gain on sale of loans and medallions	1,306	2,667	3,161	4,543
Gain on equity investments	99	4,241	9	4,108
Write-down of loan collateral in process of foreclosure	(21)	(128)	(273)	(514)
Other income	558	578	1,128	750

Total other income, net	1,942	7,358	4,025	8,887

Other expenses
Salaries and employee benefits	9,339	7,730	18,175	15,298
Loan servicing fees	2,361	2,119	4,583	4,072
Collection costs	1,608	999	3,146	2,342
Professional fees	1,368	4,392	3,075	8,384
Other expenses	4,327	3,573	8,416	6,749

Total other expenses	19,003	18,813	37,395	36,845

Income before income taxes	21,154	19,667	44,409	35,852

Income tax provision	5,472	4,856	11,854	9,687

Net income after taxes	15,682	14,811	32,555	26,165

Less: income attributable to the non-controlling interest	1,512	1,511	3,024	3,024

Total net income attributable to Medallion Financial Corp.	$14,170	$13,300	$29,531	$23,141

Net income per common share:
Basic	$0.63	$0.55	$1.32	$0.95
Diluted	$0.62	$0.54	$1.29	$0.93
Weighted average shares outstanding:
Basic	22,488,463	24,153,015	22,416,089	24,459,870
Diluted	22,853,927	24,421,867	22,915,094	24,751,012
Dividends declared per common share	$0.08	$0.08	$0.16	$0.16

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